UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
November 11, 2005
RES-CARE, INC.
(Exact Name of Registrant as specified in Charter)

Kentucky (State or other jurisdiction of incorporation)	0-20372 (Commission File Number)	61-0875371 (IRS Employer Identification No.)

10140 Linn Station Road, Louisville, Kentucky		40223
(Address of principal executive offices)		(Zip code)
(502) 394-2100
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Item 1.01 Entry into Material Definitive Agreement
     On November 11, 2005, Arbor E&T, LLC, a wholly owned subsidiary of Res-Care, Inc. (“ResCare”) entered into an agreement to purchase the operating assets and business of the Workforce Services Group of Affiliated Computer Services — State & Local Solutions. A copy of ResCare’s press release announcing the signing of the agreement is attached as Exhibit 99.1 to this report.
     The workforce services unit of Affiliated Computer Services has contracts in 16 states and Washington, D.C. and provides services to adults who have lost their jobs or face some barrier to employment. It offers job development, training and placement through federally funded programs administered by state and local governments and is the largest private provider of these services in the U.S. Its training services are provided primarily through “one-stop” programs, which are convenient service sites that enable job seekers and employers to receive government assistance, employment or training-related services at a single location.
     The $69 million cash purchase price will be funded through existing cash and availability under ResCare’s senior credit facility. Consummation of the transaction is subject to the following conditions: (i) obtaining all necessary consents for the assignment and transfer of any contracts requiring consents; (ii) the satisfactory completion of visits to customers by Arbor E&T; (iii) Arbor E&T entering into employment arrangements with certain employees; (iv) the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (v) other customary conditions. The transaction is expected to close during the first quarter of 2006.
Item 9.01 Financial Statements & Exhibits.

Exhibit Number	Description of Exhibit
99.1	Press release issued November 11, 2005
99.2	Asset Purchase Agreement dated November 10, 2005

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RES-CARE, INC.

Date: November 14, 2005	By	/s/ Ronald G. Geary Ronald G. Geary
Chairman, CEO and President

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits
99.1	Press release issued November 11, 2005
99.2	Asset Purchase Agreement dated November 10, 2005